Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Guardian Pharmacy Services, Inc. for the registration of Class A Common Stock and to the incorporation by reference therein of our reports dated March 11, 2026, with respect to the consolidated financial statements of Guardian Pharmacy Services, Inc., and the effectiveness of internal control over financial reporting of Guardian Pharmacy Services, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

May 6, 2026